Exhibit 10.29

EXECUTION VERSION

ATLANTIC POWER CORPORATION

SIXTH AMENDED AND RESTATED

LONG‑TERM INCENTIVE PLAN

RECITALS

A.           The Board initially adopted the Plan on May 10, 2006, which Plan was then approved by the shareholders of the Issuer on June 7, 2006 and implemented by Atlantic Holdings.

B.           The Board approved an amended and restated Plan effective April 24, 2007 to reflect certain amendments of an administrative, non‑material nature.

C.           The independent directors of the Board approved the terms of the second amended and restated Plan on April 24, 2008, which amended and restated Plan was then approved by the shareholders of the Issuer on June 4, 2008 and implemented by Atlantic Holdings.

D.           The Board approved the terms of the third amended and restated Plan on January 29, 2010 for use beginning in the Issuer’s 2010 fiscal year.

E.           The Board approved the terms of the fourth amended and restated long‑term incentive Plan effective as of November 5, 2011 to reflect certain amendments necessary or desirable in connection with the completion of the direct and indirect acquisition by the Issuer of all of the limited partnership units of Capital Power Income L.P.

F.            On April 11, 2013, the Board approved certain changes to the fourth amended and restated long‑term incentive Plan that were reflected in the fifth amended and restated long‑term incentive Plan.

G.           On June 20, 2014, the shareholders of the Issuer approved amendment no. 1 to the fifth amended and restated long‑term incentive Plan to increase the number of Common Shares issuable under the Plan.

H.           On June 20, 2017, the shareholders of the Issuer approved amendment no. 2 to the fifth amended and restated long‑term incentive Plan, as amended, to increase the number of Common Shares issuable under the Plan.

I.             On January 9, 2019,  the Board approved, subject to and contingent upon the provision of certain approvals by the TSX, certain changes to the fifth amended and restated long‑term incentive Plan, as amended, that are reflected in this sixth amended and restated long‑term incentive Plan (effective as of the date of such amendment and restatement), and, on January 23, 2019, the TSX provided the requisite approvals with respect to such changes.

1.            PURPOSE

The purpose of the Plan is to align the interests of Eligible Persons with those of the holders of common shares (“Common Shares”) of Atlantic Power Corporation (the “Issuer”), and to assist in attracting, retaining and motivating key employees of the Issuer and its subsidiaries, in each case, by providing a significant portion of the incentive compensation of key employees in the form of Notional Shares tied to the value of Common Shares.

2.            DEFINITIONS

In this Plan:

“Administrators”  means the compensation committee of the Board or Person(s) to whom the independent directors of the Board delegate their powers hereunder;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

“Associate” has the meaning ascribed by the Securities Act (Ontario);

“Atlantic Holdings” means Atlantic Power Holdings, Inc., a U.S. “C” corporation under the laws of the State of Delaware, or Atlantic Power Holdings, LLC, a limited liability company under the laws of the State of Delaware, as may be or may have been in existence from time to time;

“Board”  means the board of directors of the Issuer;

“Business Combination” has the meaning set forth in the definition of “Change of Control” in Section 2 hereof.

“Business Day” means any day, other than a Saturday, Sunday, or a day on which the principal chartered banks located in the Province of Ontario or British Columbia or the State of Massachusetts are not open for business during normal business hours;

“Cause” means any conduct by an Eligible Person which would constitute just cause for dismissal as recognized by law in the province or state in which the Eligible Person is employed or, where cause is defined in the employment agreement of an Eligible Person, as defined therein;

“CEO” means the Chief Executive Officer of the Issuer;

“Change of Control” means the occurrence of any of the following:

(a)          any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer on a consolidated basis to any Person or Exchange Act Group;

(b)          the approval by the holders of the outstanding voting power of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer;

(c)          any Person or Exchange Act Group shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate outstanding voting power of the Issuer and such Person or Exchange Act Group actually has the power to vote such shares in any such election;

(d)          consummation of a reorganization, merger, consolidation or similar transaction involving the Issuer or the acquisition of assets or stock of another entity by the Issuer (each, a “Business Combination”), unless following such Business Combination the shareholders of the Issuer immediately prior to the Business Combination own at least 50% of the then-outstanding equity securities and of the combined voting power of the Issuer or other entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such Business Combination, owns the Issuer or substantially all of the Issuer’s assets either directly or through one or more subsidiaries); or

(e)          the replacement of a majority of the Board over a twelve-month period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose appointment was approved by such members;

provided,  however, that for the purposes of this Plan, the sale of any Common Shares (or equivalent thereof) of the Issuer (or any successor Person thereto) pursuant to a public offering shall not constitute a Change of Control;  provided,  further, that, for the avoidance of doubt, none of the foregoing shall constitute a Change of Control unless such event is also a “change in control event” as to the Issuer within the meaning of Section 409A;

“Common Share” means a common share, no par value per share, of the Issuer;

“Common Share Compensation Arrangement” means a Common Share option, Common Share option plan, employee Common Share purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to directors, managers, officers and employees of the Issuer or its subsidiaries including a Common Share purchase from treasury which is financially assisted by the Issuer or its subsidiaries by way of a loan, guarantee or otherwise;

“Continuing Entity” means the entity resulting from or surviving a Change of Control.

“Disability” means an illness, disease, injury, mental or physical disability or similar mental or physical state of a Participant that causes the Participant to be unable to fulfil his or her obligations as an officer or other employee of the Issuer or any of its subsidiaries for a period of 90 consecutive days, or for an aggregate of 180 days in any 365‑day period;

“Eligible Person” means an officer or other employee of the Issuer or any of its subsidiaries;

“Equivalent Award” means an equity award of a Continuing Entity that replaces (or is the result of the conversion of) a Notional Share in connection with a Change of Control and that (i) remains subject to the terms and conditions of the Notional Share such Equivalent Award is replacing, including with respect to the vesting schedule, accelerated vesting terms and redemption terms of such Notional Share and (ii) is in respect of an equity interest in such Continuing Entity (or an Affiliate thereof) that, (x) immediately following the consummation of such Change of Control, has a value equal to the Market Price per Common Share at the consummation of such Change of Control and (y) is publicly traded on a national securities exchange.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder;

“Exchange Act Group” means a group of related persons for purposes of Section 13(d) of the Exchange Act.

“Financial Statement Approval Date” means, for a given fiscal year, the date that the Board approves the audited financial statements of the Issuer for such fiscal year of the Issuer, but in no event shall a Financial Statement Approval Date for a given fiscal year be later than the last Business Day of the immediately following fiscal year of the Issuer;

“Good Reason” means the occurrence of any one or more of the following events:

(a)          the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s then position of employment (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action that when taken as a whole results in a diminution in the Participant’s position, authority, duties or responsibilities,

(b)          a material reduction in the Participant’s Base Salary without the consent of such Participant or the failure to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan or disability plan in existence as of the date of this Plan (or a replacement or substitute plan providing the Participant with substantially similar benefits) in which the Participant is participating or the material reduction of the Participant’s benefits under any of such plans (or replacement or substitute plans), or

(c)          requiring the Participant to be based at any location more than 35 miles from his or her place of employment with the Issuer or any of its subsidiaries on the date immediately prior to the occurrence of the related Change of Control, except for requirements of travel in the ordinary course of the Participant’s duties;

provided;  however, that, before a Participant’s termination of his or her employment for Good Reason becomes effective and in order for such termination to be deemed “for Good Reason,” (i) such Participant has given prior written notice to the Issuer setting forth in reasonable detail the nature of the events or circumstances that such Participant claims constitute Good Reason, such notice to be given within thirty (30) days after the occurrence of those events and circumstances, (ii) those events and circumstances have not been cured within sixty (60) days after the Issuer receives such notice if and to the extent reasonably capable of cure, and (iii) to the extent not cured, such Participant actually terminates his or her employment within thirty (30) days following expiration of the cure period;

“Insider Participant” means a Participant who is a “reporting insider” as defined in National Instrument 55‑104 — Insider Reporting Requirements and Exemptions, and also includes Associates and Affiliates of the Insider Participant;

“Issuer” means Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia;

“Market Price per Common Share” means, on any date in respect of the Common Shares, the volume weighted average United States dollar closing price of Common Shares on the NYSE for the five trading days immediately preceding the applicable day (or, if the Common Shares are not then listed and posted for trading on the NYSE, on such stock exchange (including the TSX) on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Administrators), or, upon a Change of Control, the value of a Common Share (or the value of cash, stock or other property received with respect to such Common Share) at the consummation of such Change of Control;

“Non‑Officer Group” means, collectively, Participants who are not members of the Officer Group;

“Notional Share Account” means an account that shall be maintained by the Issuer for each Participant that will show the Notional Shares credited to a Participant from time to time;

“Notional Shares” means rights to receive a cash payment and/or Common Shares under the Plan based on notional shares and notional dividends credited in respect of notional shares, with each Notional Share notionally representing one Common Share when granted;

“NYSE” means the New York Stock Exchange;

“Officer Group” means, collectively, the President, CEO and Chief Financial Officer of the Issuer, any other “insider” (within the meaning of Section 16 of the Exchange Act)  and any other member of senior management of the Issuer that the Administrators may designate as belonging to the Officer Group from time to time;

“Participant” means an Eligible Person who receives (or who is designated by the Administrators or the CEO, as applicable, to receive) a grant of Notional Shares in accordance with this Plan;

“Participation Agreement and Confirmation” shall mean a Participation Agreement and Confirmation in the form attached hereto as Schedule A.

“Person” means any individual, issuer, corporation, partnership, business trust, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity;

“Plan” means this Long‑Term Incentive Plan, as amended and/or amended and restated from time to time;

“Retirement” means the retirement or resignation of an officer or other employee of the Issuer or a subsidiary of the Issuer from that capacity upon attaining 62 years of age or older;

“Section 409A” has the meaning set forth in Section 7(i) hereof;

“TSX” means the Toronto Stock Exchange; and

“Vesting Date” means the date upon which Notional Shares vest to a Participant pursuant to the terms hereof.

3.            ADMINISTRATION

The Plan shall be administered by the Administrators, who will have, except as otherwise provided herein, the sole and complete authority to make all determinations and to take all actions necessary or advisable for the implementation and administration of the Plan, subject to Section 11(a) and Section 21 hereof and subject to the terms of the Participants’ employment agreements (to the extent applicable).  Subject to Section 9 hereof and the other limitations set forth in this Plan, the Administrators shall have the power and authority to:

(a)          adopt rules and regulations for implementing the Plan;

(b)          determine when Notional Shares shall be granted to Eligible Persons, the number of Notional Shares to be granted, the vesting period for each grant of Notional Shares and whether any adjustment(s) (performance‑related or otherwise) shall apply prior to vesting of any Notional Shares granted;

(c)          authorize any Person to execute, on behalf of the Issuer, any instrument required to carry out the purposes of the Plan;

(d)          select and adjust the membership in the Non‑Officer Group;

(e)          interpret and construe the provisions of the Plan and any award agreement;

(f)           alter or adjust any provision that is expressly provided herein in circumstances which they determine to warrant such alterations or adjustments;

(g)          subject to regulatory requirements, make exceptions to the Plan in circumstances which they determine to warrant such exceptions;

(h)          make and implement decisions with respect to outstanding Notional Shares that may become necessary or advisable upon a Change of Control or another extraordinary corporate event (including, without limitation, changes in the outstanding Common Stock or in the capital structure of the Issuer by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction, such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization);

(i)           determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan (which periods shall be no shorter than the periods generally applicable to employees under the employment policies of the Issuer or its subsidiaries, as applicable);

(j)           impose certain conditions at the date of grant for any Notional Shares, which would have to be met for a Participant to be entitled to redeem Notional Shares granted, and to determine whether such conditions have been satisfied;

(k)          accelerate the vesting and/or redemption of the Notional Shares held in the Notional Share Account(s) of one or more Participants;

(l)           make amendments to the Plan in accordance with Section 11 hereof; and

(m)         exercise discretion to make any and all other determinations which they determine to be necessary or advisable for the administration of the Plan.

All decisions, determinations and interpretations of the Administrators respecting the Plan shall be binding and conclusive on the Plan and the Participants.  The Administrators’ decisions, determinations and interpretations under the Plan need not be uniform and may be made selectively among persons who are eligible to receive, or actually receive, awards.  Without limiting the generality of the foregoing, the Administrators shall be entitled to make non-uniform and selective decisions, determinations, interpretations, amendments and adjustments, and to enter into non-uniform and selective award agreements.

4.            PARTICIPATION IN THE PLAN

(a)          Participation Right

No Person shall be entitled as of right to participate in the Plan, and the decision as to who will have the opportunity to participate in the Plan and the extent of such participation shall be made by the Administrators in the case of the Officer Group, and by the CEO in the case of the Non‑Officer Group, in their sole and absolute discretion.

(b)          Participation Agreement and Confirmation

Participation in the Plan by each Participant is conditional on the Participant signing a Participation Agreement and Confirmation.

5.            GRANT OF NOTIONAL SHARES

(a)          Determination of Officer Awards by the Administrators

Based on the Administrators’ evaluation of the Issuer’s performance during the prior fiscal year and taking into account such other factors as they deem appropriate in determining the performance of Participants who are members of the Officer Group, the Administrators shall approve a grant, with respect to each Participant who is a member of the Officer Group, on each Financial Statement Approval Date or such other time as may be determined by the Administrators in their discretion, of a  number of Notional Shares (which number may be zero) to be credited to the Notional Share Account of such Participant.  The Administrators may also approve the crediting of Notional Shares to the Notional Share Account of any Participant who is a member of the Officer Group, as they may determine in their sole discretion from time to time.

(b)          Determination of Non-Officer Awards by the CEO

Following the Financial Statement Approval Date for a given fiscal year of the Issuer, or at such other time as may be determined by the CEO, the CEO, in consultation with the Issuer’s other senior officers, shall have the discretion, subject to such parameters as set by the Administrators in their sole discretion and to applicable law, to approve a grant, with respect to each Participant who is a member of the Non‑Officer Group,  of a  number of Notional Shares (which number may be zero) to be credited to the Notional Share Account of such Participant.  The Administrators may also approve the crediting of Notional Shares to the Notional Share Account of any Participant who is a member of the Non-Officer Group, as they may determine in their sole discretion from time to time.

(c)          Entitlement to Dividends on Notional Shares

For the sole purpose of minimizing dilution of the value of Notional Shares resulting from the payment of dividends on Common Shares, each Notional Share credited to a Participant’s Notional Share Account pursuant to Sections  5(a) and 5(b) hereof shall entitle such Participant to receive a dividend equivalent equal to the amount of dividends paid per Common Share, if any, during the period of time beginning on the date such Notional Share is credited through the date such Notional Share is redeemed pursuant to Section 7 hereof.  Such amount shall be credited to a Participant’s Notional Share Account in the form of additional Notional Shares immediately following any dividend on the Common Shares.  The number of Notional Shares to be credited for each dividend will be equal to the amount of the dividend divided by the Market Price per Common Share determined on the payment date for the dividend.  For the purposes of the Plan, any references to a Participant’s Notional Shares for a specific period shall include additional

Notional Shares credited to such Participant’s Notional Share Account pursuant to this Section 5(c).  For greater certainty, any Notional Shares credited to a Participant’s Notional Share Account pursuant to this Section 5(c) shall be subject to the same vesting, redemption and forfeiture as the underlying Notional Shares in respect of which they were credited.

(d)          No Voting Rights

A Participant shall have no voting rights with respect to any Notional Shares granted hereunder.

6.            VESTING OF NOTIONAL SHARES

(a)          Timing

Except as otherwise specified herein or as otherwise determined by the Administrators, a Participant’s Notional Shares shall vest in respect of one‑third of such Notional Shares on each of the first three anniversaries of (i) the date such Notional Shares were awarded by the Administrators or the CEO, as applicable,  or (ii) the vesting-reference date set forth in the Participation Agreement and Confirmation with respect to such Notional Shares (if any), in each case, subject to a Participant’s continued employment through each such Vesting Date.

(b)          Termination of Employment — Death, Disability or Without Cause

If the employment of a Participant is terminated by the death of such Participant, due to the Disability of such Participant or by the Issuer or a subsidiary of the Issuer without Cause (whether or not in connection with or following a Change of Control), all Notional Shares credited to such Participant’s Notional Share Account shall vest or be deemed to have vested effective the date immediately prior to the date of such Participant’s death, termination due to Disability or termination without Cause and shall be settled in accordance with Section 7 hereof as soon as practicable following such Participant’s death, termination due to Disability or termination without Cause, as determined by the Administrators in their sole discretion.

(c)          Termination of Employment — Retirement prior to a Change of Control

If the employment of a Participant is terminated prior to (or in the absence of) a Change of Control due to Retirement of such Participant, all Notional Shares credited to such Participant’s Notional Share Account shall vest on the applicable Vesting Date(s) as if such Participant continued to be actively employed until such Vesting Date(s).

(d)          Termination of Employment — Retirement or Resignation for Good Reason following a Change of Control

If the employment of a Participant is terminated following a Change of Control by such Participant (i) for Good Reason or (ii) due to Retirement,  all Notional Shares credited to such Participant’s Notional Share Account shall vest or be deemed to have vested effective the date immediately prior to the date of such termination of such Participant’s employment and shall be settled in accordance with Section 7 hereof as soon as practicable following such termination of such Participant’s employment.

(e)          Acceleration Upon Certain Changes of Control

Upon the occurrence of a Change of Control, unless a Participant’s Notional Shares either (i) continue to remain outstanding and the Common Shares continue to be publicly traded on a national securities exchange or (ii) are replaced with or converted into an Equivalent Award by the Continuing Entity, then all Notional Shares credited to such Participant’s Notional Share Account shall vest effective the date immediately prior to the consummation of such Change of Control and shall be settled in accordance with Section 7 hereof immediately upon or as soon as practicable following the consummation of such Change of Control, as determined by the Administrators in their sole discretion, but no later than the tenth Business Day following such Change of Control.

(f)           Termination of Employment for Cause

If the employment of a Participant is terminated for Cause, such Participant shall, unless otherwise expressly determined by the Administrators in writing, immediately forfeit all rights, title and interest with respect to Notional Shares credited to such Participants Notional Share Account on the date of such Participant’s termination .  A Participant’s termination date shall be such Participant’s last day at work and shall not include any period of statutory or common law notice of termination of employment or any applicable period of salary continuation following such Participant’s termination date for the purposes of vesting or any other purpose under this Plan.

(g)          Termination of Employment — Other than Death, Disability, Retirement, For Cause or Without Cause

If the employment of a Participant is terminated for any reason other than death, Retirement, Disability, for Cause or without Cause, such Participant shall, unless otherwise expressly determined by the Administrators in writing, immediately forfeit all rights, title and interest with respect to Notional Shares which have not vested on or prior to such Participant’s termination date.  A Participant’s termination date shall be such Participant’s last day at work and shall not include any period of statutory or common law notice of termination of employment or any applicable period of salary continuation following such Participant’s termination date for the purposes of vesting or any other purpose under this Plan.

(h)          Termination of Employment — Employment Agreement

Notwithstanding any provision to the contrary herein (other than the last sentence of this Section 6(h)), if a Participant has entered into an employment agreement with the Issuer or any of its subsidiaries, all Notional Shares credited to such Participant’s Notional Share Account shall vest subject to any vesting provisions set forth in such employment agreement.  For certainty, to the extent there is any conflict or inconsistency between the vesting provisions set out in such Participant’s employment agreement and the vesting provisions set out in this Plan, the vesting provisions of such Participant’s employment agreement shall govern (other than the last sentence of this Section 6(h)).  Notwithstanding the foregoing in the event of a Change of Control, such Participant’s Notional Shares shall vest in accordance with Section 6(e) hereof.

7.            REDEMPTION OF VESTED NOTIONAL SHARES

(a)          General

The Issuer shall, subject to Section 7(b) below, as soon as reasonably practicable following the applicable Vesting Date (and in no event later than the 60th day following the applicable Vesting Date), redeem the vested portion of each Participant’s Notional Shares (including fractional Notional Shares) by:

(i)           making a lump-sum cash payment (net of any applicable withholdings) to each Participant or the Participant’s legal representative, if applicable, in respect of one‑third of the Notional Shares to be redeemed; and

(ii)          exchanging two‑thirds of the Notional Shares to be redeemed for Common Shares pursuant to Section 7(e) below.

(b)          Payment of up to 100% Cash

Notwithstanding Section 7(a) above and Section 7(c) below, the Administrators may in their sole discretion elect to cause the Issuer to redeem the vested portion of any Participant’s Notional Shares (including fractional Notional Shares) by making a lump-sum cash payment (net of any applicable withholdings) to each such Participant or such Participant’s legal representative, if applicable, in respect of 100% of the Notional Shares to be redeemed.

(c)          Election for 100% of Common Shares

Notwithstanding Section 7(a) above and subject to Section 7(b) above, each Participant that is a member of the Officer Group may, upon providing written notice of such election at least 30 days prior to the date of such redemption, elect to cause the Issuer to redeem vested Notional Shares for up to 100% Common Shares.

(d)          Redemption Upon Certain Changes of Control

Notwithstanding Section 7(a),  Section 7(b) and Section 7(c) above, in connection with the vesting of Notional Shares pursuant to Section 6(e) hereof in connection with a Change of Control, the Administrators shall cause the Issuer to redeem the vested portion of such Participant’s Notional Shares in cash in accordance with the terms of Section 7(b) hereof.

(e)          Delivery of Common Shares on a Redemption

To satisfy its obligation, if any, to deliver Common Shares on a redemption of vested Notional Shares, the Issuer shall, at its option, elect either:

(i)           to issue new Common Shares; or

(ii)          to acquire Common Shares on the TSX or NYSE.

(f)           No Fractional Common Shares

The Issuer shall not be required to issue or acquire fractional Common Shares pursuant to Section 7(e) above.  If any fractional interest in a Common Share would be deliverable pursuant to this Section 7,  the Issuer shall, in lieu of delivering any certificate representing such fractional interest, make a cash payment (net of any applicable withholdings) to the Participant of an amount equal to the fractional interest which would have been issuable (or acquired) multiplied by the Market Price per Common Share.

(g)          Effect of Redemption of Notional Shares

A Participant shall have no further rights respecting any Notional Share that has been redeemed.

(h)          Calculation of Cash Payments

Lump-sum cash payments made under this Section 7 by the Issuer to a Participant or a Participant’s legal representative, if applicable, in respect of Notional Shares to be redeemed shall be calculated by multiplying the number of Notional Shares to be redeemed by the Market Price per Common Share as of the Vesting Date.

(i)           Section 409A

To the extent that the Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, and the treasury regulations promulgated thereunder (“Section 409A”), the Plan shall be administered in accordance with Section 409A.  In this regard, to the extent any provision of the Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  Further, if any amount payable hereunder is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

8.            COMMON SHARES SUBJECT TO ISSUANCE UNDER THE PLAN

The aggregate number of Common Shares that may be issued under the Plan upon the redemption of Notional Shares is 6,000,000 Common Shares, subject to increase or decrease by reason of amalgamation, rights offerings, reclassifications, consolidations or subdivisions, or as may otherwise be permitted by applicable law and the TSX.

9.            INSIDER PARTICIPATION LIMIT

Except with the approval of the shareholders of the Issuer given by the affirmative vote of a majority of the votes cast at a meeting of the shareholders of the Issuer, excluding the votes attaching to Common Shares beneficially owned by Insider Participants to whom Common Shares may be issued pursuant to this Plan and their Associates, no Notional Shares shall be credited to any Participant if such credit could result, at any time, in:

(a)          the number of Common Shares issuable to Insider Participants, at any time under this Plan pursuant to the redemption of Notional Shares and any other Common Share Compensation Arrangements, exceeding 10% of Common Shares then issued and outstanding; or

(b)          the number of Common Shares issued to Insider Participants, within any one‑year period, under this Plan pursuant to the redemption of Notional Shares and any other Common Share Compensation Arrangements, exceeding 10% of Common Shares then issued and outstanding.

In the event that the Issuer or any of its subsidiaries purchases Common Shares for cancellation or if Common Shares are separated pursuant to their terms, the Issuer shall be deemed to be in compliance with the foregoing maximum limits, if immediately prior to such purchase, expiration, separation or other extinguishment, the Issuer was in compliance with such limit.

10.          UNFUNDED PLAN

Unless otherwise determined by the Administrators, the Plan shall be unfunded.  To the extent a Participant holds any rights by virtue of participation in the Plan, such rights (unless otherwise determined by the Administrators) shall be no greater than the rights of an unsecured general creditor of the Issuer.

11.          AMENDMENT

(a)          The Administrators may amend the Plan or any grant of Notional Shares at any time without the consent of Participants provided that such amendment shall:

(i)           not operate to materially affect any rights already acquired by a Participant under the Plan, including the vesting terms of any award previously made under the Plan;

(ii)          be subject to any regulatory approvals including, where required, the approval of the TSX; and

(iii)         not be subject to approval of the Issuer’s shareholders unless such amendment involves:

(A)         any increase in the number of Common Shares reserved for issuance under the Plan;

(B)         any reduction in the pricing of Notional Shares issuable under the Plan or cancellation and reissue of entitlements under the Plan;

(C)         any amendment that extends the term of a grant beyond the period contemplated in the Plan;

(D)         amendments to the Eligible Persons under the Plan that may permit the introduction of non‑employee directors on a discretionary basis;

(E)          an amendment which would permit Notional Shares granted under the Plan to be transferable or assignable other than for normal estate settlement purposes; or

(F)          an amendment to the plan amendment provisions contained in this Section 11.

(b)          For greater certainty, any amendment to the Plan shall not affect the rights already acquired by a Participant under a previous version of the Plan, and any awards granted under a previous version of the Plan shall continue to be governed by their terms and the terms of the Plan in place at the time of their award.

(c)          Without amending the Plan, the Administrators may, with the consent of the Participant, approve any variation in terms, including the acceleration of the redemption of Notional Shares held in the Notional Share Accounts of Participants which have not vested.

12.          OPERATION OF PLAN

The cost of the operation of the Plan shall be borne by the Issuer (or one of its subsidiaries, as determined by the Administrator).

13.          NOTICES

All notices under the Plan shall be in writing and, if to the Issuer, shall be delivered to the Issuer by first‑class post to its head office or, if to a Participant, shall be delivered personally or sent by first-class post to the Participant at the address which the Participant shall give for the purpose or, failing any such address, to the Participant’s last known place of residence.  If a notice is sent by post, service thereof shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the same to such address and shall be deemed to be served 48 hours after such posting.

14.          WITHHOLDING

The Administrators may adopt and apply rules that will ensure that the Issuer, its subsidiaries and any other Persons comply with all federal, provincial, foreign, state or local laws relating to the withholding of tax or other levies on employment compensation in relation to payments and distributions contemplated in this Plan.  Such parties may withhold the minimum required tax withholding obligation from amounts payable to a Participant, under the Plan or otherwise, and shall have the absolute right to satisfy such minimum required withholding obligation by retaining and selling, on behalf of the applicable Participant, a number of Common Shares that would otherwise have been delivered to a Participant upon a redemption having an aggregate fair market value (as of the date of withholding) that would satisfy the minimum required withholding amount due, or by accepting a sum sufficient from a Participant to indemnify the Issuer, its subsidiaries and any other Persons for any liability to withhold hereunder.

15.          SECURITIES LAW COMPLIANCE

The Issuer is not obligated to grant any Notional Shares, issue or deliver any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Administrators, in their discretion, such action would constitute a violation by a Participant or the Issuer of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.  No Notional Shares shall be granted under the Plan and no Common Shares shall be issued or delivered upon the redemption of Notional Shares unless and until the Issuer and/or the Participant have complied with all applicable Canadian and U.S. securities laws, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

16.          PARTICIPATION IN THE PLAN; NO RIGHT OF EMPLOYMENT

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan or Participation Agreement and Confirmation.  In particular, participation in the Plan does not constitute a condition of employment or engagement, and neither participation in the Plan nor any action under the Plan shall be construed so as to give any Participant a right to continue as an officer or employee of the Issuer or any of its subsidiaries or to continue to serve the Issuer or its subsidiaries in any particular position.  The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares.  The Issuer does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

17.          INTERPRETATION

In this Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

18.          TRANSFER; APPROVED LEAVE OF ABSENCE

For purposes of the Plan, no termination of employment by a Participant shall be deemed to result from either (a) a transfer of employment to the Issuer from a subsidiary thereof or from the Issuer to a subsidiary thereof, or from one such subsidiary to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Issuer, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Issuer otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A.

19.          SUCCESSORS OF THE ISSUER

The obligations of the Issuer under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Issuer, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Issuer and its subsidiaries, taken as a whole.

20.          NON‑TRANSFERABILITY

A Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, the Participant’s Notional Shares or any rights the Participant has in the Plan.

21.          TERMINATION

The Administrators may at any time terminate the Plan;  provided,  however, that such termination shall not affect any rights of Participants in connection with Notional Shares granted prior to the effective date of such termination.

22.          CHOICE OF LAWS

This Plan shall be governed by the laws of the State of Delaware.

23.          ADOPTION AND AMENDMENT AND RESTATEMENT OF THE PLAN

This Plan was originally adopted on the 10th day of May, 2006 and approved by the Issuer’s shareholders on the 7th day of June, 2006.  The Plan has been amended and restated on the 24th day of April, 2007, the 4th day of June, 2008, the 29th day of January, 2010 (effective as of the 5th day of November, 2011) and the 11th day of April, 2013, was further amended on the 20th day of June, 2014 and 20th day of June, 2017 and has been amended and restated on the 23rd day of January, 2019 (effective as of the date of such amendment and restatement).

SCHEDULE A

SIXTH AMENDED AND RESTATED

LONG‑TERM INCENTIVE PLAN

FORM OF PARTICIPATION AGREEMENT AND CONFIRMATION

[Name of Employee] (“Participant”)

Pursuant to the Sixth Amended and Restated Long‑Term Incentive Plan (the “Plan”) of Atlantic Power Corporation  (the “Issuer”) and in consideration of services provided to the Issuer and/or any of its subsidiaries by the Participant, the Issuer hereby grants to the Participant [•]  Notional Shares under the Plan.

Capitalized terms not defined in this agreement have the meanings given in the Plan.

The Issuer and the Participant understand and agree that these Notional Shares are subject to the terms and conditions of the Plan (as they exist on the date hereof), all of which are incorporated into and form a part of this agreement.  [The vesting-reference date for the Notional Shares granted pursuant to this form is: [Month] [•], 20[•].]

DATED                     , 20      .

ATLANTIC POWER CORPORATION

Per:
Name:
Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Notional Shares or any other interest in the Plan or the Issuer by expectation of employment or continued employment with the Issuer or any of its subsidiaries.

Signature

Name (please print)